Exhibit 99.1

MOSYS COMPLETES ACQUISITION OF ATMOS CORPORATION

Strategic Acquisition Enhances 1T-SRAM® Solutions

SUNNYVALE, CA — (September 3, 2002) — MoSys, Inc. (NASDAQ: MOSY), the industry’s leading provider of high density System on Chip (SoC) embedded memory solutions for the communications and consumer electronics markets, today announced the completion of its acquisition of ATMOS Corporation, a Canada based company.  The acquisition will enable MoSys to further expand its engineering capabilities and facilitate development of additional 1T-SRAM® product offerings.  Further, the ATMOS team’s experience in compiler technology will enhance the proliferation of MoSys’ 1T-SRAM technology to a broader base of customers.

ATMOS is a semiconductor memory company that focuses on creating high-density, compiler-generated embedded memory solutions for SoC applications. The ATMOS memory architecture can be customized to specific SoC applications by utilizing a compiler technology that allows chip designers to rapidly configure and evaluate highly tailored memory in minutes.

Based on the final terms of the agreement, MoSys will pay approximately $12 million in cash along with a distribution of 61,729 shares of common stock to ATMOS employee shareholders, subject to their continued employment after the acquisition.  The final terms represent a lower total cash value than previously announced on June 12, 2002.   As part of the closing agreement, a full legal release was provided from Virage Logic Corporation (NASDAQ: VIRL) of all its disputes with all parties to the acquisition including MoSys.  The release also confirms that Virage Logic has no rights to ATMOS’ or MoSys’ proprietary technologies.  As part of the transaction, MoSys assumed ATMOS’ existing license with MOSAID Technologies that was modified and extended to cover MoSys and all its subsidiaries.

“We are very pleased to have finalized this acquisition and we believe the integration of the ATMOS engineering talent and their expertise in embedded memory and memory compiler technology will further accelerate our penetration in the SoC market,” commented Dr. Fu-Chieh Hsu, President and Chief Executive Officer of MoSys.  “In addition to expanding our engineering core and research and development roadmap, we will also be able to devote more resources to complex SoC design requirements while providing the best possible support for our rapidly increasing customer base.”

MoSys will provide a more detailed discussion of the acquisition and its implications in its third quarter conference call.  Details of the conference call will be announced later.

ABOUT MOSYS

Founded in 1991, MoSys develops, licenses and markets innovative memory technology for semiconductors.  The single transistor bit cell used in 1T-SRAM technology results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technology also offers the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, this technology can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making it an ideal technology for embedding large memories in System on Chip (SoC) designs.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of our 1T-SRAM. technology.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1TSRAM technology, proving our technology in high-volume production of licensees’ integrated circuits, the level of commercial success of licensees’ products such as the Nintendo GAMECUBE and cell phone hand sets, ease of integration of our 1T-SRAM with other semiconductor functions, ease of manufacturing and yields of devices incorporating our 1TSRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents , the vigor and growth of markets served by our licensees and customers, and other risks identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.  MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

1T-SRAM® is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.